Exhibit 23.1

Ernst & Young Ltd Aeschengraben 27 P.O. Box CH-4002 Basel	Phone +41 58 286 86 86 www.ey.com/ch

Zurich, 22 June 2023

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about 22 June 2023) pertaining to the Credit Suisse Master Share Plan and UBS Omnibus Stock Plan of our reports dated 3 March 2023 with respect to the consolidated financial statements of UBS Group AG and the effectiveness of internal control over financial reporting of UBS Group AG included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/

Ernst & Young Ltd